SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 3, 2005

RENOVIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-50564	94-3353740
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Two Corporate Drive

San Francisco, California 94080

(Address of Principal Executive Offices)

(650) 266-1400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into Material Definitive Agreement.

2005 Employment Commencement Incentive Plan. The board of directors of Renovis, Inc. (the “Company”), by unanimous written consent, has approved the Renovis, Inc. 2005 Employment Commencement Incentive Plan (the “2005 Plan”), effective January 3, 2005. The number of shares of common stock that may be issued pursuant to awards under the 2005 Plan shall be 250,000.

The 2005 Plan provides the Company with the ability to grant specified types of equity awards including non-qualified stock options, restricted stock, stock appreciation rights, performance shares, dividend equivalents, deferred stock and stock payment awards. Company employees that are otherwise eligible to receive grants under the 2005 Plan may receive all types of awards approved under the 2005 Plan. A majority of the independent members of the Company’s board of directors or the compensation committee of the board of directors will determine which employees will receive awards under the 2005 Plan and the terms and conditions of such awards, within certain limitations set forth in the 2005 Plan. The awards granted pursuant to the 2005 Plan are intended to be inducement awards pursuant to NASDAQ Marketplace Rule 4350(i)(1)(A)(iv). The 2005 Plan is not subject to the approval of the Company’s stockholders.

Only those employees who have not previously been employees or directors of the Company or a subsidiary, or following a bona fide period of non-employment by the Company or a subsidiary are eligible to participate in the 2005 Plan and only if he or she is granted an award in connection with his or her commencement of employment with the Company or a subsidiary and such grant is an inducement material to his or her entering into employment with the Company or a subsidiary.

The board of directors or its delegate administers the 2005 Plan. Awards may be granted under the 2005 Plan only upon the approval of a majority of the board’s independent directors or upon the approval of the compensation committee of the board of directors comprised of a majority of independent directors. Each award granted under the 2005 Plan shall be in such form and shall contain such terms and conditions as a majority of the board’s independent directors or the compensation committee of the board of directors shall deem appropriate. The provisions of separate awards need not be identical.

In the event of a change of control of the Company, each outstanding award under the 2005 Plan that is not converted, assumed or replaced by a successor, shall become fully exercisable and all forfeiture restrictions on such award shall lapse. Upon, or in anticipation of, a change of control, the board may cause any and all outstanding awards to terminate at a specific time in the future and shall give each plan participant the right to exercise such awards during a period of time as the board, in its sole and absolute discretion, shall determine. The acceleration of an award in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

The description contained in this Item 1.01 is qualified in its entirety by reference to the full text of the 2005 Plan, a copy of which is attached hereto as Exhibit 10.1.

Amendments to the Renovis Inc. 2003 Stock Plan. The Company’s board of directors, by unanimous written consent, has approved the Amended and Restated Renovis, Inc. 2003 Stock Plan (the “Amended 2003 Plan”), giving effect to certain amendments to the previously approved Renovis, Inc. 2003 Stock Plan. The Amended 2003 Plan became effective on January 3, 2005.

The amendments provide that the automatic option grants for independent directors to purchase 11,111 shares and the chairman of the board to purchase 22,222 shares shall be granted annually on a date determined by the board in its discretion, which date shall, to the extent practicable, be consistent with the date on which annual “replenishment” grants of options are made to employees generally (the “Annual Grant Date”). The board in its discretion may change the Annual Grant Date from year to year. Each eligible member of the board must continue to serve through the Annual Grant Date in order to receive an automatic option grant.

The description contained in this Item 1.01 is qualified in its entirety by reference to the full text of the Amended 2003 Plan, a copy of which is attached hereto as Exhibit 10.3.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Renovis, Inc. 2005 Employment Commencement Incentive Plan.
10.2	Form of Stock Option Agreement under the Renovis, Inc. 2005 Employment Commencement Incentive Plan.
10.3	Amended and Restated Renovis, Inc. 2003 Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RENOVIS, INC.

Date: January 6, 2005	By	/s/ John Doyle
	Name:	John Doyle
	Title:	Vice President of Finance and
Chief Financial Officer

INDEX TO EXHIBITS FILED WITH

THE CURRENT REPORT ON FORM 8-K DATED JANUARY 3, 2005

Exhibit No.	Description
10.1	Renovis, Inc. 2005 Employment Commencement Incentive Plan.

10.2	Form of Stock Option Agreement under the Renovis, Inc. 2005 Employment Commencement Incentive Plan.

10.3	Amended and Restated Renovis, Inc. 2003 Stock Plan.